As filed with the Securities and Exchange Commission on February 25, 2002


                                                   Registration No. 333-57178

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          eRESOURCE CAPITAL GROUP, INC.
                  --------------------------------------------
             (Exact name of Registrant as specified in its charter)


         DELAWARE                                        23-2265039
-------------------------------               ------------------------------
 (State or other jurisdiction
of incorporation or organization)          (IRS Employer Identification Number)

                               5935 CARNEGIE BLVD.
                                    SUITE 101
                               CHARLOTTE, NC 28209
                                 (704) 553-9330
-----------------------------------------------------------------------------
   (Address and telephone number of Registrant's principal executive offices)

                                MICHAEL D. PRUITT
                             CHIEF EXECUTIVE OFFICER

                          eRESOURCE CAPITAL GROUP, INC.
                             5935 CARNEGIE BOULEVARD

                                    SUITE 101
                               CHARLOTTE, NC 28209
                                 (704) 553-9330
     ----------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            MR. G. DAVID GORDON, ESQ.
                             DAVID GORDON AND ASSOC.
                               7633 E. 63RD PLACE
                                    SUITE 210
                                 TULSA, OK 74133
                                 (918) 254-4997


               Approximate date of commencement of proposed sale to the public:
               From time to time after this Registration Statement becomes effective.

               If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

               If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

               If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

               If the delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                 ---------------

                                                             CALCULATION OF REGISTRATION FEE

   ===================================== ===================== ====================== ====================== ====================
                                                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT         OFFERING PRICE PER      AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED         TO BE REGISTERED         SECURITY                PRICE(1)         REGISTRATION FEE
   ------------------------------------- --------------------- ---------------------- ---------------------- --------------------
   ------------------------------------- --------------------- ---------------------- ---------------------- --------------------

   Common Stock, $.04 par value (2)            15,483,429 (3)     $.935 (4)                $14,477,006.09          $3,619.25 (5)

   ------------------------------------- --------------------- ---------------------- ---------------------- --------------------
   ------------------------------------- --------------------- ---------------------- ---------------------- --------------------

   Common Stock, $.04 par value (2)             5,169,311 (6)     $.21  (7)                $ 1,085,555.31          $   99.87
   ------------------------------------- --------------------- ---------------------- ---------------------- --------------------
   ------------------------------------- --------------------- ---------------------- ---------------------- --------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) Securities being registered for resale only.

(3) Includes 7,753,745 shares underlying warrants and options to purchase shares of Common Stock.

(4) Based upon the average of the high and low prices of the registrant's common stock on March 12, 2001, as reported by the American Stock Exchange.

(5) Previously paid with the initial filing of this registration statement.

(6) Includes 450,000 shares underlying warrants to purchase shares of Common Stock.

(7) Based upon the average of the high and low prices of the registrant's common stock on February 22, 2002, as reported by the American Stock Exchange.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS



                 SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2002

        The information in this Prospectus is not complete, and it may change. This Prospectus is included in a registration statement that we filed with the Securities and Exchange Commission ("SEC"). The selling stockholders cannot sell these securities until that registration statement becomes effective or unless the sale qualifies for an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.


                          eRESOURCE CAPITAL GROUP, INC.
                               5935 CARNEGIE BLVD.

                                    SUITE 101
                               CHARLOTTE, NC 28209
                                  704-553-9330

                               20,652,740 SHARES
                                  COMMON STOCK

        This Prospectus relates to the resale of up to a maximum of 20,652,740 shares of common stock, par value $.04 per share (the "Common Stock"), which may be sold from time to time by certain stockholders (the "Selling Stockholders") of eResource Capital Group, Inc. (the "Company" or "we") identified in the "Selling Stockholders" section of this Prospectus beginning on page 13. The shares that may be resold pursuant to this Prospectus (the "Shares") include 12,448,995 shares of Common Stock owned by the Selling Stockholders and 8,203,745 shares of Common Stock issuable upon the exercise of warrants and options owned by the Selling Stockholders. Our filing of the registration statement of which this Prospectus is a part is intended to satisfy our obligations to certain of the Selling Stockholders to register for resale the Shares issued to them and the Shares issuable upon the exercise of the warrants or options issued to them.

        We are not offering or selling any shares of our Common Stock pursuant to this Prospectus. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. We will, however, receive proceeds if the Selling Stockholders pay cash to exercise some or all of the warrants or options owned by the Selling Stockholders. We will bear the expenses of the offering of the Shares, except that the Selling Stockholders will pay any applicable underwriting discounts, brokerage fees or commissions and transfer taxes, as well as fees and disbursements of their counsel and advisors.


        Our Common Stock is traded on the American Stock Exchange under the symbol "RCG." The closing sales price of our Common Stock on February 22, 2002 was $.21 per share.



        INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT YOU SHOULD CONSIDER.

        THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is February 25, 2002.
                                 ---------------

                                TABLE OF CONTENTS

                                      PAGE
        Risk Factors..................................................  4
        Forward-Looking Statements.................................... 10
        About the Company............................................. 10
        Use of Proceeds............................................... 13
        Selling Stockholders.......................................... 13
        Plan of Distribution.......................................... 16
        Legal Matters................................................. 17
        Experts....................................................... 17
        Where You Can Find More Information........................... 17
        Incorporation of Certain Documents By Reference............... 17

WE HAVE NOT AUTHORIZED ANYONE (INCLUDING ANY SALESMAN OR BROKER) TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING THAT IS DIFFERENT FROM THE INFORMATION INCLUDED IN THIS PROSPECTUS OR THAT IS NOT INCLUDED IN THIS PROSPECTUS.
                                 ---------------

                                  RISK FACTORS

    You should carefully consider the risk factors set forth below, as well as the other information in this Prospectus, in evaluating whether to purchase the Shares.


    WE MAY NEED TO RAISE ADDITIONAL FUNDS IN ORDER TO CONTINUE TO OPERATE AND GROW OUR BUSINESS.

    We believe that our existing balances of cash and cash equivalents and investments combined with operating cash flows and expected proceeds from our current private placement sale of Common Stock will be sufficient to meet the working capital and capital expenditure requirements of our continuing operations. If we are unable to grow our business or improve our operations cash flows as expected or our current private placement sale of Common Stock does not provide expected capital then, we will need to secure alternative debt or equity financing to provide us with additional working capital, but there can be no assurance that we will be able to complete such financing. If we raise funds through debt financing, then we will incur additional interest expense going forward. If we raise additional funds by issuing additional equity securities, then the percentage ownership of our current stockholders will be diluted. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. In addition, our ability to complete future financings may be affected by the market price of our Common Stock. If adequate funds are not available on acceptable terms, then we will not be able to continue to fund our existing businesses or our planned expansion or take other steps necessary to enhance our business or continue our operations.


    WE HAVE BEEN INCURRING OPERATING LOSSES AND THERE CAN BE NO ASSURANCE THAT WE WILL ACHIEVE OR SUSTAIN PROFITABILITY.


    We incurred operating losses in our fiscal years ended June 30, 2001 and 2000 and in the first six months of fiscal 2002. Our fiscal 2000 operating loss included significant losses associated with our aviation businesses and in particular losses associated with the development of our Private Seats program. Our fiscal 2001 operating results included a significant loss from our jet shuttle service based in Norfolk, Virginia. We have suspended our operations of both the Private Seats and jet shuttle programs and our aviation business has reported an operating profit for the six months ended December 31, 2001. However on a consolidated basis we have not reported a net profit in fiscal years 2000 or 2001 and certain of our operating businesses have incurred and continue to incur operating losses. In particular, we have incurred significant operating losses in connection with our efforts to grow the business of LST, Inc. d/b/a LifeStyle Technologies ("LST"), a company acquired by us in March 2001. We expect to continue to incur operating costs in connection with our efforts to expand our existing businesses and to grow through acquisitions. As a result of these costs and uncertain revenue growth, there can be no assurance that we will achieve or sustain profitability.

    THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE.


    The stock market in general, and the market for technology and Internet-related companies in particular, has recently experienced extreme volatility. Similarly, the per share trading price of our Common Stock during the year ended June 30, 2001, as reported by the American Stock Exchange, fluctuated from a high of $2.00 to a low of $0.25, and from June 30, 2001 to January 31, 2002, the per share closing price of our Common Stock fluctuated from a low of $0.18 to a high of $0.90. Fluctuations in the price of our Common Stock may occur, among other reasons, in response to:


o        operating results;
o        regulatory changes;
o        economic changes;
o        market valuation of firms in related businesses; and
o        general market conditions.

    In addition, the volume of shares of our Common Stock bought and sold on any trading day has been subject to wide fluctuations which also contribute to fluctuations in the trading price of our Common Stock.

    The trading price of our Common Stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond our control. If the market price of our Common Stock decreases, stockholders may not be able to sell their shares of Common Stock at a profit.

    CERTAIN OF OUR BUSINESSES HAVE LIMITED OPERATING HISTORIES.

    We acquired DM Marketing, Inc. ("DMM"), Internet Aviation Services, Ltd. ("IASL"), Avenel Ventures, Inc. ("Avenel Ventures") and LST during the fiscal year ended June 30, 2001. DMM was formed in October 1998 and IASL, Avenel Ventures and LST were each formed during calendar year 2000. Each of these companies has incurred losses since its inception and has a limited operating history. As a result, there is limited information upon which to base an evaluation of these components of our business and their prospects. You should evaluate the chances of financial and operating success of these businesses in view of the risks, uncertainties, expenses, delays and difficulties associated with starting new businesses.

    WE HAVE BEEN UNSUCCESSFUL IN IMPLEMENTING OUR PRIOR BUSINESS PLANS, HAVE RECENTLY MODIFIED OUR BUSINESS PLAN AND MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR CURRENT BUSINESS PLAN.

    During our fiscal year ended June 30, 2000, we incurred substantial expenses developing our Private Seats program. We were unable to generate sufficient customer use of our Private Seats program and had to discontinue the service shortly after it was launched. As a result, we made a decision to diversify through the acquisitions of DMM, IASL, Avenel Ventures, LST and Logisoft Computer Products Corp. ("Logisoft"). In addition, we expanded our business plan to attempt to acquire expansion-stage technology companies. At the same time, we have had a change in our executive team. However, we have limited resources and there can be no assurance that we will be able to implement our expanded business plan or achieve profitability. In addition, while we have no intention to change our business strategy in the future, if we are not successful in implementing our new strategy or if we otherwise believe it to be in our best interest, then we may modify or change our business plans.

    WE MAY BE UNABLE TO SUCCESSFULLY EXECUTE OUR ACQUISITION STRATEGY.

    We anticipate that a portion of our future growth will be accomplished through acquisitions. The success of this plan depends upon our ability to:

o identify suitable acquisition opportunities;
o effectively integrate acquired personnel, operations, products and technologies into our organization;
o retain and motivate the personnel of acquired businesses;
o retain customers of acquired businesses; and
o obtain necessary financing on acceptable terms or use Common Stock as consideration for acquisitions.


    Additionally, in pursuing acquisition opportunities, we may compete with other companies with similar growth strategies, many of which are larger than we are and have greater financial and other resources than we do. Competition for acquisition targets could also result in increased prices for acquisition targets. In addition, turbulence in financial markets and the slowdown in the U.S. economy may result in a diminished pool of companies that meet our criteria for acquisition.


    OUR ACQUISITION STRATEGY HAS AND WILL CONTINUE TO DILUTE OUR CURRENT STOCKHOLDERS' OWNERSHIP.


    We have issued a total of 31,471,065 shares in connection with the acquisitions of IASL, DMM, Avenel Ventures, LST, Logisoft and a home technology business that we acquired in July 2001. Our acquisition strategy contemplates that we will continue to issue shares of our Common Stock to make strategic acquisitions and attempt to grow our business. However, each of the acquisitions that we complete in the future will further dilute our current stockholders' ownership interest in the Company.


    EVENTS OF SEPTEMBER 11, 2001 MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESSES.


    The terrorist attack against the United States has produced great uncertainty in the economy in general and in the aviation industry in particular. Industry reports indicate that these events have had a substantial negative impact on the demand for air travel generally. These events may drastically alter the long-term demand for charter services. In addition, these events may lead the Federal Aviation Administration to place additional restrictions on charter flight operators, which may increase the cost of private charter services. The long-term impact of these events on the aviation industry and the chartered services segment of that industry are not known. These events could have a material adverse effect on our aviation travel services business including our operation of a new charter hub service through Orlando, Florida.

    Also, the terrorist attack against the United States has produced uncertainty in the financial markets, which could prolong the current economic recession. The long-term impact of these events on the United States economy is unknown. These events could have a material adverse effect on our home technology business and our other business segments.


    WE FACE SIGNIFICANT COMPETITION.

    Our success depends on our ability to grow our businesses, all of which operate in highly competitive business segments. Many of our competitors have substantially greater financial, operational and human resources than we do. As a result, we may be unable to compete successfully with such competitors.

    WE FACE COMPETITION FROM OTHER ACQUIRORS OF, AND INVESTORS IN, INTERNET-RELATED VENTURES WHICH MAY PREVENT US FROM REALIZING STRATEGIC OPPORTUNITIES.

    We plan to acquire or invest in existing companies that we believe are complementary to our existing operations and fulfill our business plan. In pursuing these opportunities, we face competition from other capital providers and operators of Internet-related companies, including publicly-traded Internet companies, venture capital companies and large corporations. Some of these competitors have greater financial, operational and human resources than we do. This competition may limit our opportunity to acquire interests in companies that we believe could help us fulfill our business plan and increase our value.

    OUR GROWTH PLACES STRAIN ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.

    Our growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. Further growth will increase this strain on our managerial, operational and financial resources, inhibiting our ability to successfully implement our business plan.

    WE DEPEND ON CERTAIN IMPORTANT EMPLOYEES, AND THE LOSS OF ANY OF THOSE EMPLOYEES MAY HARM OUR BUSINESS.

    Our performance is substantially dependent on the performance of our executive officers and other key employees. The familiarity of these key employees with the technology and Internet industry and the familiarity of the key employees of our charter aviation business with the leisure charter services business makes them especially critical to our success. In addition, our success is dependent on our ability to attract, train, retain and motivate high quality personnel, especially for our management team. The loss of the services of any of our executive officers or key employees may harm our business. Our success also depends on our continuing ability to attract, train, retain and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense and our limited resources are likely to make it more difficult for us to attract and retain such personnel.

    WE HAVE BEEN UNABLE TO CONSISTENTLY GENERATE SERVICE CONTRACTS FOR OUR CALL CENTER AND, AS A RESULT, OUR CALL CENTER MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY.

    We have a 35 seat customer service representative call center that is currently under utilized. In order to effectively utilize our call center, we are dependent upon securing service contracts. To date, we have not been able to secure sufficient service contracts to utilize our call center on a regular basis. Although we continue to pursue additional contracts to utilize our customer service representative capacity, there is no guarantee that we will obtain adequate contracts to utilize the seats. Failure to fill a substantial portion of these seats on a regular basis would result in our call center continuing to operate at a loss.

    OUR HOME TECHNOLOGY BUSINESS MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY.


    Our home technology business began operations on March 24, 2000 and since then has not achieved profitability for a sustained period of time. Through our home technology business, we provide homeowners complete installation and equipment for structured wiring, home security, PC networking, home audio, home theater, central vacuum and accent lighting. We also provide similar services to the commercial market. Our planned expansion of this business may fail due to intense competition from competitors in the residential technology industry who have greater capital, technical, operational, marketing and human resources and greater experience and brand equity than we do. Furthermore, we may have overestimated the depth of the residential technology industry and the demand for our home technology products. Our inability to execute the expansion plan of our home technology business and to attract and retain customers for this business would likely result in our home technology business continuing to operate at a loss.


    OUR EFFORTS TO GROW OUR HOME TECHNOLOGY BUSINESS THROUGH THE SALE OF FRANCHISES MAY NOT SUCCEED.

    We began franchising our home technology business in September 2001. There is no guarantee that efforts to franchise our home technology business model will be successful. To the extent we are successful in selling franchises, then we may incur significant costs related to supervising and monitoring our franchisees and protecting our proprietary rights associated with our business model. Furthermore, franchise operations are regulated by the federal and state governments and compliance with such regulations may cause us to incur additional costs. We cannot be certain that we will generate adequate revenue from our franchise activities to offset these costs.

    OUR INTERNET/TECHNOLOGY SOLUTIONS BUSINESS GENERALLY DOES NOT HAVE LONG-TERM CONTRACTS.

    The clients of our Internet/Technology solutions business are generally retained on project-by-project basis, rather than pursuant to long-term contracts. As a result, a client may or may not engage us for further services once a project is completed or may unilaterally reduce the scope of, or terminate, existing projects. The absence of long-term contracts creates an uncertain revenue stream, which could negatively affect the financial condition of our Internet/Technology solutions business.

    THE DEVELOPING MARKET FOR STRATEGIC INTERNET SERVICES AND THE LEVEL OF ACCEPTANCE OF THE INTERNET AS A BUSINESS MEDIUM WILL AFFECT OUR
INTERNET/TECHNOLOGY SOLUTIONS BUSINESS.

    The market for strategic Internet services is relatively new and is evolving rapidly. The future growth of our Internet/Technology solutions business is dependent upon the ability of such business to provide strategic Internet services that are accepted by existing and future clients. Demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The level of demand and acceptance of strategic Internet services is dependent upon a number of factors, including:

o the growth in consumer access to and acceptance of new interactive technologies such as the Internet;
o companies adopting Internet-based business models;
o the development of technologies that facilitate two-way communication between companies and targeted audiences;
o the level of capital spending on Internet, technology and communications initiatives; and o the extent and nature of any domestic or international regulation of e-business or uses of the Internet.

    Significant issues concerning the commercial use of these technologies include security, reliability, cost, ease of use and quality of service. These issues remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies.

    Industry analysts and others may have made many predictions concerning the growth of the Internet as a business medium. You should not rely upon these predictions. Recently, the market for strategic Internet services in particular has contracted. If the market for strategic Internet services fails to develop, or develops more slowly than expected, or if the services provided by our Internet/Technology solutions business do not achieve market acceptance, then revenue and operating results of such business may be volatile and our Internet/Technology solutions business may be unable to achieve or sustain operating profits.

    OUR INTERNET/TECHNOLOGY SOLUTIONS BUSINESS MAY NOT BE ABLE TO KEEP UP WITH THE CONTINUOUS TECHNOLOGICAL CHANGE IN ITS MARKET.

    The success of our Internet/Technology solutions business will depend, in part, on its ability to respond to technological advances. This business may not be successful in responding quickly, cost-effectively and sufficiently to these developments. Many of the competitors of our Internet/Technology solutions business are larger than we are and have significantly more financial resources to invest in advances in technology, products, engagement methodology and other areas central to providing technology and Internet solutions. Our Internet/Technology solutions business will not be able to compete effectively if it is unable, for technical, financial or other reasons, to adapt in a timely manner in response to technological advances. In addition, employee time allocated to responding to technological advances will not be available for client engagements.

    THE SUCCESS OF OUR INTERNET/TECHNOLOGY SOLUTIONS BUSINESS IS LARGELY DEPENDENT UPON ITS ABILITY TO RETAIN ITS MANUFACTURER AUTHORIZATIONS THAT ALLOW IT TO SELL SOFTWARE TO EDUCATIONAL FACILITIES AT DISCOUNTED PRICING.

    Our Internet/Technology solutions business has been accumulating authorizations from key software manufacturers that allow it to sell products to educational facilities at deep discounts. If our Internet/Technology solutions business were to lose any of these authorizations, its ability to sell computer products to educational customers could be adversely impacted, which could have a similar impact on its sales, profitability and ability to expand within this business line. In addition, this business uses credit lines extended by software and hardware manufacturers and distributors. The loss of any of these credit lines would limit the ability of our Internet/Technology solutions business to meet customer demand, thereby reducing sales and profits.

    IF OUR AVIATION TRAVEL SERVICES BUSINESS DOES NOT PRODUCE REVENUES AS FORECASTED, THEN WE WILL NEED TO RAISE ADDITIONAL CAPITAL SOONER THAN EXPECTED.


    We have entered into an agreement effective November 2001 with a major tour operator to create a passenger hub at the Orlando-Sanford International Airport. Pursuant to the terms of this agreement, six charter aircraft originate in eastern and midwestern cities and serve five Caribbean destinations and Orlando, Florida. We currently forecast increased revenues in our aviation travel services business as a result of this agreement. We expect that these increased revenues will enable our aviation travel services business to maintain profitability and will assist us in covering some operating losses in our other business segments and corporate expenses. Due to the slowdown and uncertainty in the economy in general and in the air travel industry in particular, there can be no guarantee that the forecasted revenues from this agreement and our aviation travel services business may materialize. If our aviation travel services business does not generate the forecasted revenues, then our aviation travel services business will not maintain profitability and we will not be able to offset any operating losses in other business segments or corporate expenses. As a result, we will need to raise additional capital, through debt or equity financing, sooner than expected.


    GOVERNMENT REGULATION OF THE TRAVEL INDUSTRY COULD IMPACT OUR AVIATION TRAVEL SERVICES BUSINESS' OPERATIONS.

    Certain segments of the travel industry are regulated by the United States Government and, while we are not currently required to be certified or licensed under such regulation, certain services offered by our aviation travel services business are affected by such regulation. Charter flights operators, upon which our aviation travel services business depends, are subject to vigorous and continuous certification requirements by the Federal Aviation Administration. Changes in the regulatory framework for charter aviation travel could adversely affect our aviation travel services business' operations and financial condition.

    OUR AVIATION TRAVEL SERVICES BUSINESS FACES INTENSE COMPETITION FOR CUSTOMERS FROM THE TRAVEL INDUSTRY.

    We provide leisure charter jet travel and face intense competition from commercial airlines for the potential customers who travel to these locations and other locations that we may serve in the future. These commercial airlines have greater resources, marketing efforts and brand equity than we do and they also offer a potential customer more flights to these locations. Furthermore, travelers have numerous choices of location when choosing travel destinations. Since we offer only limited travel destinations, we face intense competition from travel agents, commercial airlines, hotels, resorts, casinos and other organizations in the travel industry that offer alternative travel destinations to those offered by us. Such competitors possess far greater capital and human resources, marketing efforts and brand equity than we do. If we are unable to compete effectively with these various competitors in the travel industry, we may not be able to maintain profitability.

    THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS COULD SUBSTANTIALLY DILUTE EXISTING STOCKHOLDERS AND COULD HAVE A NEGATIVE EFFECT OUR STOCK PRICE.


    We have adopted the eResource Capital Group, Inc. Stock Compensation Plan (the "Plan") and our stockholders have authorized the issuance of options to acquire up to 20,000,000 shares of Common Stock under the Plan. Currently, we have outstanding options for 9,325,698 shares under the Plan that have been granted to our officers, directors, employees and other service providers of which options for 7,361,159 shares are vested. Options for 2,160,000 shares of Common Stock that were issued under the Plan were exercised in fiscal year 2001. In addition to options issued under the Plan, we currently have outstanding options and warrants for up to 17,170,120 shares. The shares underlying 8,203,745 of these non-Plan warrants and options are being registered pursuant to this Prospectus. Our outstanding options and warrants have exercise prices ranging from $.04 to $4.00. The exercise of these options or warrants will dilute the percentage ownership of our current stockholders and the potential sale of shares issued upon the exercise of these warrants or options could have a negative impact on the market price of our Common Stock.


    IF THE SELLING STOCKHOLDERS SELL A SUBSTANTIAL AMOUNT OF THEIR SHARES, THESE SALES COULD HAVE AN ADVERSE IMPACT ON OUR STOCK PRICE.

    There are several stockholders who own significant blocks of our Common Stock, some of whom are registering the possible sale of their shares under this Prospectus. If some or all of these significant stockholders sold a substantial amount of our Common Stock as allowed under the Securities Act, such sales could have a significant negative impact on the market price of our Common Stock. This Prospectus could result in a large number of shares of our Common Stock being sold in the market which, in turn, could result in a reduction in the market price of our Common Stock.

    THE FUTURE SALES OF RESTRICTED SECURITIES COULD HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE.


    The market price of our Common Stock could be negatively affected by the future sale of shares of restricted Common Stock, including shares of restricted Common Stock underlying options and warrants that have been issued by us. Approximately 44,000,000 issued and outstanding shares of our Common Stock are believed to be restricted securities as defined in Rule 144 promulgated under the Securities Act. Rule 144 provides generally that restricted securities must be held for a one year period prior to resale and provides certain additional limitations on the sale of such shares, including limitations on the volume of such shares that a beneficial owner may sell in any three month period thereafter. Generally, non-affiliated stockholders may sell restricted shares that have been held for at least two years without any limitations. In addition, Rule 145 permits the sale by non-affiliates of restricted securities issued in connection with certain business combinations one year after such shares are issued. As restricted shares become eligible for resale pursuant to Rule 144 or Rule 145, the number of sellers of our Common Stock could increase significantly and, as a result, the market price of our Common Stock could decrease.


    INABILITY TO PROTECT INTELLECTUAL PROPERTY RIGHTS.

    We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights and technology, brand and marks. These laws and contractual provisions provide only limited protection of proprietary rights and technology. If we are not able to protect our intellectual property, proprietary rights and technology, we could lose those rights and incur substantial costs policing and defending those rights. Our means of protecting our intellectual property, proprietary rights and technology may not be adequate.

    WE DO NOT INTEND TO PAY DIVIDENDS.

    We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

    RECENT DEVELOPMENTS

     In November 2001, our previously reported $4,000,000 loan commitment was cancelled and we did not receive any funding in connection with that commitment.


     In December 2001 we received an $800,000 term loan from an independent third party. The loan is repayable in two annual installments, $200,000 due in 12 months and $600,000 in 24 months. The loan bears interest at 12% per annum, payable monthly, and is secured by certain assets of our aviation business subsidiary. In connection with the loan, we issued 500,000 shares of our Common Stock with a then market value of $100,000 as a broker's fee and issued the lender warrants to purchase 300,000 shares of our Common Stock after 12 months at an exchange price of the lesser of $0.30 per share or a mutually agreed upon discounted market price.

 In December 2001, our Board of Directors approved a private placement of up to 10,000,000 shares of our Common Stock at a price of $0.10 per share. We are managing the private placement directly and, as a result, will not incur any investment banking fees. We sold 2,500,000 shares under the private placement in December 2001, 4,930,000 shares in January and February 2002, and expect to complete the sale of the remaining 2,570,000 shares on or before March 31, 2002.


                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT MAY PROVE NOT TO BE ACCURATE. This Prospectus (including information included or incorporated by reference herein) contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our expectations or beliefs concerning future events that involve risks and uncertainties. All statements other than statements of historical facts included in this Prospectus (including, without limitation, the statements under the section of this document titled "About the Company" and elsewhere herein) and in our filings that are incorporated by reference herein are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed under the section of this document titled "Risk Factors," beginning on page 4 of this Prospectus. Prospective investors are urged to consider carefully such factors.

                                ABOUT THE COMPANY

    WHO WE ARE

    We are a Delaware corporation engaged in the operation of:

o   an aviation travel services business;
o   a telecommunications call center business;
o   a home technology business; and
o   an Internet/Technology solutions business.

    Our current operating subsidiaries include: flightserv.com, Inc. (our aviation travel services business); DM Marketing, Inc. (our telecommunications call center business); Avenel Ventures, Inc. and its subsidiary, Avenel Alliance, Inc. (Ventures is a part of our Corporate unit and Alliance is part of our Internet/technology business); LST, Inc. (our home technology business); and Logisoft Computer Products, Corp. (part of our Internet/Technology solutions business). During the first half of fiscal year 2001, we modified and expanded our business plan to target the acquisition of expansion-stage companies in five technology industry segments: e-commerce, Internet infrastructure, technology professional services, enabling technology and data communication systems. These industry segments may be defined as follows: (i) companies in the e-commerce segment use the Internet as a sales channel to drive profitability and growth,
(ii) companies in the Internet infrastructure segment sell equipment infrastructure on which the Internet or Internet-provider based networks are delivered or accessed, (iii) companies in the technology professional services segment provide marketing, financial and other consulting services related to technology companies, (iv) companies in the enabling technology industry segment improve performance or delivery of Internet or network based services, and (v) companies in the data communications systems segment use the Internet, wireless or network technology to provide a data or communication network. We are in the early phases of our expanded strategy and continue to focus on existing operations as well as our efforts to implement this strategy.


OUR BUSINESSES

Aviation Travel Services Business

    In fiscal 1999 and 2000, we developed an Internet Web site to provide access to private jet flight and travel services. The Web site was launched on March 9, 2000 and featured our Private Seats program which was designed to aggregate individual demand for private jet travel between designated cities to make chartering of an aircraft economical for the charter operator and individual travelers. From April 17, 2000 through June 30, 2000, we chartered a limited number of flights. Thereafter, we did not generate any revenue from the Private Seats program. We currently have no plans to further develop and market the Private Seats program.


    We acquired IASL in August 2000. IASL was a new leisure and business travel services company which provided charter aviation services. We now operate our charter aviation services as part of our aviation travel services business through our subsidiary flightserv.com, Inc. ("FSW"). FSW does not own or operate any aircraft. From October 2000 through December 2001, FSW provided charter aircraft services to Cancun, Mexico and Tunica, Mississippi.

    In July 2001, FSW entered into an agreement, effective December 2001, with Vacation Express to create a passenger hub at the Orlando-Sanford International Airport. Pursuant to the terms of the agreement, six commercial jet aircraft will originate in six eastern and midwestern cities and serve five Caribbean destinations and Orlando, Florida. At December 31, 2001, FSW operated four aircraft under this contract and expects to have the remaining aircraft in operation by March 31, 2002.

    During the three month period ended December 31, 2001, sales to Aviation Network Services and Vacation Express, customers of the Company's Aviation Travel Services business, represented 20% and 39%, respectively, of the Company's consolidated revenue. For the six month period then ended, sales to these customers represented 21% and 40%, respectively, of the Company's consolidated revenue.


Telecommunications Call Center Business

    We operate our telecommunications call center business through our subsidiary DMM. DMM operates a thirty-five (35) seat telecommunications call center located in Pensacola, Florida which is equipped to provide telemarketing, help desk and other services to Internet-related and other companies. In fiscal 2001, the Company determined that it would not develop its Private Seats program and, accordingly, that DMM would not be utilized to provide customer service for the Private Seats program. As a result, DMM's business is dependent upon securing service contracts with third parties. To date, DMM has been unable to secure sufficient contracts to utilize its call center in a consistent and profitable manner and currently none of the seats in the call center are being utilized.

Home Technology Business


    We operate our home technology business through our subsidiary LST. LST is a full service home technology integration company providing complete installation and equipment for structured wiring, home security, PC networking, home audio, home theater, central vacuum and accent lighting. During fiscal 2001, LST expanded from its headquarters in Charlotte, North Carolina to Raleigh, North

Carolina; Greenville, South Carolina; Columbia, South Carolina; Hilton Head, South Carolina and Charleston, South Carolina. LST creates relationships with high-end residential homebuilders (those that build residences with value equal to or greater than $250,000) and provides such homebuilders with a basic structured wiring and security package in exchange for an agreement to introduce the homeowner to an LST sales consultant and to offer the homeowner a visit to the local LST showroom. While in the showroom, the homeowner is introduced to the complete line of home security, entertainment, lighting, and home office options. Using LST pricing software, the sales consultant can customize, design and price the homeowner's package while the customers are enjoying their "showroom experience," a significant advantage within the industry. LST has also secured relationships with product manufacturers, distributors and service providers (cable, Internet service provider, broadband and security) to ensure the highest quality and most attractive pricing for the homeowners' needs. The "up sales" for these products and services usually range from $2,000 to $10,000. LST, however, has installed packages up to $100,000.

    In the fourth quarter of fiscal 2001, LST began development of a national franchising program, which was implemented in September 2001. In connection with the franchising program, LST sold its Raleigh, NC, Hilton Head, SC, Greenville, SC and Columbia, SC locations to franchisees and has reached agreements with franchisees for the sales of an additional 7 markets. Also, in July 2001, LST acquired a home technology business located in Atlanta, Georgia.


    INTERNET/TECHNOLOGY SOLUTIONS BUSINESS

    Our Internet/Technology Solutions business is the result of our acquisitions of Avenel Alliance, Inc. ("Avenel Alliance") in February 2001 and Logisoft, and its wholly-owned subsidiary eStorefrons.net Corp. in June 2001. Avenel Alliance was a wholly-owned subsidiary of Avenel Ventures, which was also acquired by us in February 2001 and integrated into our corporate unit.

    Our Internet/Technology Solutions segment provides integrated products and services to assist customers in meeting their strategic technology and telecommunications initiatives. Our products and services include software distribution to corporate and educational customers, data networking can communications inftrastructure consulting and implementation, full service Internet development, Internet site hosting and co-location and Internet business development services encompassing partner site management and marketing. In our Internet business development and marketing services, we generally participate in the development and implementation of the business plan in exchange for revenue-sharing and/or equity-based arrangements.


    COMMERCIAL AND RESIDENTIAL REAL ESTATE OPERATIONS

    We discontinued our residential real estate development business in fiscal 1999. During fiscal 1999 and 2000, we disposed of the majority of our residential real estate holdings and in fiscal 2001 completed the liquidation of our residential real estate.

    In fiscal 2001, we discontinued our commercial real estate business, which consisted of two commercial shopping centers in the Atlanta, Georgia area. In August, 2001, we completed the sale of the shopping centers.


    OUR CORPORATE HISTORY

    Prior to fiscal 1996, we operated a drug-screening and testing lab and a computer software development business. At that time our name was Proactive Technologies, Inc. In fiscal 1996, we discontinued these operations when we acquired Capital First Holdings, Inc., a residential real estate development company. Through the first half of fiscal 1999, we were engaged primarily in the design, development and sale of single-family subdivisions.

    In the second half of fiscal 1999, we also acquired commercial real estate businesses consisting of two strip-mall shopping centers and a hotel development concept. Also during the second half of fiscal 1999, we decided to discontinue our residential real estate development operations and focus primarily on developing an Internet Web site to provide access to private aviation travel services. We changed our name to flightserv.com in June 1999 to reflect the new business direction.

    In fiscal 1999 and 2000, we continued the development of the private aviation concept and developed the Private Seats program to provide Internet access to private jet flight and related services. The Private Seats program was designed to sell, directly to the public, tickets for air travel out of alternative airports on corporate jets between designated city pairs. We launched the Private Seats program in March 2000, but were not able to generate customer bookings, had very minimal revenue and did not book any flights after June 2000. We do not expect to utilize the Private Seats program in the future but, through FSW, may evaluate alternate private charter services.

    In fiscal 2001, we modified our business plan and acquired several companies in various business segments, including IASL in August 2000, DMM in September 2000, Avenel Ventures in February 2001, LST in April 2001, Logisoft in June 2001 and another home technology business in July 2001. In October 2000, as part of our expanded business plan, we changed our name to eResource Capital Group, Inc. Also in fiscal 2001, we discontinued our commercial real estate business.

                          OUR ADDRESS AND PHONE NUMBER

    Our principal executive offices are located at 5935 Carnegie Blvd., Suite 101, Charlotte, North Carolina 28209. Our telephone number is (704) 553-9330.

                                 USE OF PROCEEDS

    All of the Shares of our Common Stock offered hereby are being sold by the Selling Stockholders. We will not receive any of the proceeds from the sale of the Shares. We will receive proceeds if the warrants and options issued to the Selling Stockholders are exercised for cash. However, we do not control the exercise of the warrants or options and do not know whether any or all of the warrants or options will be exercised. In addition, certain of the warrants issued to the Selling Stockholders provide the Selling Stockholders with the right to exercise the warrants in cashless transactions. To the extent such warrants are exercised through cashless transactions, we will not receive any additional proceeds at the time such warrants are exercised. We intend to use the proceeds we receive, if any, upon exercise of the warrants or options, for general corporate purposes.

                              SELLING STOCKHOLDERS

    The table below identifies each Selling Stockholder and sets forth information, to the best of our knowledge, regarding each Selling Stockholders' beneficial ownership of shares of our Common Stock. This information is based upon information provided by each respective Selling Stockholder and public accounts filed with the SEC.

    The Shares offered by this Prospectus may be offered for sale from time to time by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of the Shares pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any Shares, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholders after the completion of this offering, unless it is assumed that all the Shares offered pursuant to this Prospectus are sold. Except as indicated below, none of the Selling Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the Shares or other of our securities.

    The number of shares of Common Stock beneficially owned by the Selling Stockholders includes the shares of Common Stock beneficially owned by the Selling Stockholders as of the date of this Prospectus and shares of Common Stock underlying warrants or options held by Selling Stockholders that are exercisable within sixty (60) days of February 22, 2002. Except as otherwise indicated, to our knowledge, the Selling Stockholders have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, or with respect to the shares underlying options or warrants, will have sole voting and investment power at the time such shares are sold. The percentages shown in the table below are based upon 85,055,717 shares of Common Stock outstanding as of February 22, 2002. The numbers shown in the column "Number of Shares That May be Offered Pursuant to this Prospectus" include both shares of Common Stock currently outstanding and shares of Common Stock that may be issued to certain of the Selling Stockholders upon exercise of any warrants or options held by them.



                                                                                                                PERCENT OF
                                                                                                                OUTSTANDING
                                                                                                               SHARES TO BE
                                                                                                               BENEFICIALLY
                                                                                                               OWNED IF ALL
                                                                                                             SHARES WHICH MAY
                                                                  NUMBER OF SHARES      NUMBER OF SHARES        BE OFFERED
                                            NUMBER OF SHARES         THAT MAY BE          BENEFICIALLY       PURSUANT TO THIS
                                           BENEFICIALLY OWNED     OFFERED PURSUANT         OWNED AFTER        PROSPECTUS ARE
            SELLING STOCKHOLDERS           BEFORE OFFERING (1)   TO THIS PROSPECTUS       OFFERING (1)           SOLD (1)
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Acqua Wellington Value Fund, Ltd.         1,630,077(2)          1,630,077(2)               0                    0

    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Adams, Nancy N.                              52,000                52,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Adams, T.V.                                  13,000                13,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Anderson, David                             120,169                120,169                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Bailey, M.                                   2,813                  2,813                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------


    ----------------------------------------------------------------------------------------------------------------------------
    Ballard, R.                                 401,074                226,852              174,222                 *
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------

    Barrett, G.                                1,925,000               900,000             1,025,000                *

    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Bert Lance Grantor Trust                   400,000(3)            400,000(3)                0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Booker, Robert                               57,500                32,500                25,000                 *
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Brandon Holdings                           2,185,000              2,185,000                0                    0

    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Catizone, Carmine & Pat                     100,000                100,000                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Catizone, Pat & Barbara                     100,000                100,000                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    CCRI                                         12,000                12,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Clark, R.                                 2,037,250(4)             400,000             1,637,250               1.9%
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Claulice, Despina M.                         8,000                  8,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Coleman, Mace                                99,613                99,613                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Cresenzo, D.                                169,000                 5,000               164,000                 *
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Davenport, Mary                              33,556                33,556                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    DC Investment Partners Exchange
    Fund, L.P.                                 123,802(5)            123,802(5)                0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Dunlap, W. Ray                               46,200                26,000                20,200                 0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Eckhart, Catherine F.                        13,000                13,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Fairwinds                                    7,500                  7,500                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Four Corners Capital, LLC(6)              3,849,842(7)          3,849,842(7)               0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Fox, S.                                     386,500                218,250              168,250                 *
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Franchising Concepts, LLC                  50,000(8)              50,000(8)                0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Fusion Partners, LLC                        260,000                260,000                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Galland, Kharasch, Greenberg,
    Fellman & Swirsky, P.C.                    400,000(9)            400,000(9)                0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Gold, Robert M.                             300,000                300,000                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Gordon, George                              140,000                140,000                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Greater Atlanta Alarm Services, Inc.        975,556                487,778              487,778                 *
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Herold, Glenn F.                             12,000                12,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Hill, J.                                    650,000                600,000               50,000                 *
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Hjelle, Eirik                                41,333                41,333                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Horne, Wayne R.                            25,000(10)            25,000(10)                0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Inman, Robert                                45,500                45,500                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    International Internet, Inc.                600,000                100,000              500,000                 *
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Jeffries, P.                                 32,500                32,500                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Krodel, Glenn                                19,500                19,500                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Lamy, R.                                   1,858,958              1,029,188             829,770                1.0%
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Lamy, W.                                   1,247,958               687,938              560,020                 *
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Lazard, Freres & Co., LLC                2,000,000(11)          2,000,000(11)              0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Loconte, Michael                             13,000                13,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Markham Holdings                             15,000                15,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Morris, W.L.                                670,000                670,000                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Mosack, C.                                   50,000                50,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Peterson, Joseph G.                          5,400                  5,400                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Pittsford Capital, LLC                       12,000                12,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Pope, Thomas D.                              30,000                30,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Prone, Nico P.                             25,000(10)            25,000(10)                0                    0



    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Raven Consulting Group, Inc.                331,338                331,338                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Robb, W.                                    112,500                112,500                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Sanibell                                  1,300,000              1,300,000                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    R Siefert                                    50,000                50,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Smith Gambrell and Russell, LLP(12)         100.000                100,000                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Smith, Marianne                              66,666                66,666                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Sorenson, J.                                 12,500                12,500                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Stoneleigh Corp.                            462,500                325,000              137,500                 *
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Torreon Holdings, Inc.                       25,000                12,500                12,500                 *
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Turner, Terry                               300,000                300,000                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Tusty, J.                                    5,625                  5,625                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Van Ernst, Jakobs                            75,000                75,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    White, D.                                   112,500                112,500                 0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Wilkerson, D.                                84,000                84,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Williamson, Worth                            65,000                65,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Wirth, Peter J.                              65,000                65,000                  0                    0
    ----------------------------------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------------------------------
    Wussler, Robert                              66,666                25,000                41,666                 *
    ----------------------------------------------------------------------------------------------------------------------------

* Indicates less than 1% beneficial ownership of the outstanding shares of Common Stock.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Includes shares underlying a warrant to purchase 1,630,077 shares of Common Stock.

(3) Represents shares underlying a warrant to purchase 400,000 shares of Common Stock issued in connection with consulting services rendered to us by Mr. Bert Lance.

(4) Includes 800,000 shares received upon exercise of an option issued in connection with investment services rendered to us by Mr. Clark.

(5) Represents shares underlying a warrant to purchase 123,802 shares of Common Stock.

(6) Mr. Goldberg, a member of Four Corners Capital, LLC, was a director of the Company from February 10, 1999 through December 2, 1999.

(7) Includes shares underlying a warrant and option to purchase 3,599,866 shares of Common Stock. Four Corners Capital, LLC provided investment banking services to us and in return received 200,000 shares of Common Stock and options to purchase 1,000,000 shares of Common Stock in connection with such services.

(8) Represents shares issued in connection with consulting services provided to us by David Deutsch, a Managing Partner of Franchising Concepts, LLC. Mr. Deutsch assigned the right to receive such shares to Franchising Concepts, LLC in June 2001.

(9) Represents shares underlying warrants to purchase 400,000 shares of Common Stock which were issued in connection with certain legal services provided to us.


(10) Represents shares underlying a warrant issued to Noble International Investments, Inc. in connection with consulting services provided to us. Nobel International Investments, Inc. assigned such warrant to Messrs. Horne and Prone in October, 2001.

(11) Represents shares underlying a warrant to purchase 2,000,000 shares of Common Stock issued in connection with an agreement to provide investment banking and consulting services to us.

(12) Represent shares issued in connection with certain legal services provided to us.


                              PLAN OF DISTRIBUTION

    All or part of the Shares may be offered by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in privately negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For purposes of this Prospectus, the term "Selling Stockholder" includes donees, transferees, pledgees or other successors in interest of or to the Selling Stockholder, that receive the Shares as a gift, partnership or limited liability company distribution or other non-sale related transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The methods by which the Shares may be sold or distributed may include, but are not limited to, the following:

o a cross or block trade in which the broker or dealer engaged by a Selling Stockholder will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
o  an exchange distribution in accordance with the rules of such exchange;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers; o privately negotiated transactions;
o short sales or borrowings, returns and reborrowings of the Shares pursuant to stock loan agreements to settle short sales; o delivery in connection with the issuance of securities by issuers, other than us, that are exchangeable for (whether on an optional or mandatory basis), or payable in, such shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such shares may be distributed; and
o  a combination of any such methods of sale or distribution.

    In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from a Selling Stockholder or from the purchasers in amounts to be negotiated immediately prior to the sale. A Selling Stockholder may also sell the Shares in accordance with Rule 144 under the Securities Act or pursuant to other exemptions from registration under the Securities Act.

    If the Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a Prospectus supplement relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a Prospectus supplement, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Shares specified in such Prospectus supplement if any such Shares are purchased. This Prospectus also may be used by brokers who borrow the Shares to settle short sales of shares of our Common Stock and who wish to offer and sell such Shares under circumstances requiring use of the Prospectus or making use of the Prospectus desirable.

    From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts, calls and other transactions in our securities, or derivatives thereof, and may sell and deliver the Shares in connection therewith.

    None of the proceeds from the sales of the Shares by the Selling Stockholders will be received by us. We will bear certain expenses in connection with the registration of the Shares being offered by the Selling Stockholders, including all costs incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

    The Selling Stockholders, and any broker-dealer who acts in connection with the sale of Shares hereunder, may be deemed to be an "underwriter" as that term is defined in the Securities Act and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the Selling Stockholders, any underwriters and certain other participants in an underwriting or distribution of the Shares and their directors, officers, employees and agents against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

   The validity of the Common Stock offered hereby will be passed upon for us by G. David Gordon, Esq.


                                     EXPERTS


    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the years ended June 30, 2001 and June 30, 2000, as set forth in their report, which is incorporated by reference in this Prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement of which this Prospectus is a part, as well as such reports, proxy statements and other information, at the public reference room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained from the public reference room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's Web site at http://www.sec.gov. You may also inspect reports, proxy and information statements and other information about us at The American Stock Exchange at 86 Trinity Place, New York, New York 10006.

                      INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the earlier of the date the Selling Stockholders sell all the Shares or such other date as the offering is terminated and any unsold Shares are deregistered by the filing of a post-effective amendment:

o Our Annual Report on Form 10-KSB for the year ended June 30, 2001;
o Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001;
o Our Quarterly Report on Form 10-QSB for the quarter ended December 31,
  2001.
o Our Current Reports and Amendments thereto on Form 8-K and Form 8-K/A, respectively, filed with the SEC:

(i) on July 13, 2001, amending Item 7 of the Current Reports on Form 8-K and 8-K/A filed on April 18, 2001 and May 15, 2001, respectively, to set forth the audited financial statements of LST for the year ended December 31, 2000, the unaudited condensed financial statements of LST as of March 31, 2001, and the unaudited pro forma condensed consolidated financial information as of March 31, 2001;

(ii) on August 10, 2001, amending Item 7 of the Current Report on Form 8-K filed on June 29, 2001 to set forth the audited financial statements of Logisoft Corp., now known as Team Sports Entertainment, Inc. ("TSE"), for the years ended December 31, 2000 and 1999, the unaudited financial statements of TSE and subsidiary for the three months ended March 31, 2001 and 2000, and the unaudited pro forma condensed consolidated financial statements as of March 31, 2001;

(iii) on August 14, 2001, reporting under Item 5 of such report our acquisition of certain assets and liabilities of a home technology company;

(iv) on September 17, 2001, reporting under Item 2 of such report the sale of our commercial real estate business; and

(v) on October 19, 2001, amending Item 7 of the Current Report on Form 8-K filed on September 17, 2001 to set forth the unaudited pro forma financial statements relating to the sale of our commercial real estate business.

(vi) on February 7, 2002, reporting under Item 4 of such report the change in our independent auditors.

(vii) on February 22, 2002, Amendment No. 1 of our reporting under Item 4, origionally filed on February 7, 2000,report the change of our independent auditors.

o Our Definitive Proxy Statement for our Annual Meeting of Stockholders held on January 19, 2001, filed with the SEC on January 2, 2001; and
o The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on July 19, 1996.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

                          eResource Capital Group, Inc.
                              5935 Carnegie Blvd.
                                    Suite 101
                               Charlotte, NC 28209
                            Attention: John Van Heel
                            Telephone: (704) 553-9330

    This Prospectus provides you with a general description of the securities that may be offered for sale, but does not contain all of the information that is in the registration statement that we filed with the SEC. Statements contained herein concerning the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each such statement is qualified in its entirety by references to the applicable document filed with the SEC.

    You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of the respective document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses to be paid in connection with the offering of the securities being registered are as follows and will be borne by the Company:

 SEC Registration Fee......................................      $  3,719.12
 Legal Fees and Expenses...................................     *$ 25,000.00
 Accounting and other Miscellaneous Fees and Expenses.......    *$ 10,000.00
 Total.....................................................      $ 38,719.12
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law ("DGCL") provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter a "Proceeding"), by reason of the fact that person is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation) that person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

    The DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that person is or was an Agent of the corporation, against expenses (including attorney's fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that person's conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which that person is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determined that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled in indemnity.

    Article VI of the Company's Restated Certificate of Incorporation limits the liability of the Company's directors to the fullest extent permitted by the DGCL. Specifically, no director will be personally liable to the Company or any stockholder for monetary damages for breach of a fiduciary duty as a director, except liability for (i) dividends or other distributions of corporate assets, stock purchases or redemptions that are in contravention of certain statutory restrictions; (ii) any breach of the duty of loyalty to the Company or its stockholders; (iii) acts or omissions not in good faith; (iv) acts that involve intentional misconduct or a knowing violation of law; or (v) any transaction from which the director derives an improper personal benefit.

    Article 5 of the Company's Amended and Restated Bylaws provides that the Company shall indemnify, to the fullest extent permitted by applicable law, any Agent who was or is made or is threatened to be made a party to a Proceeding against all liability and loss suffered and expenses reasonably incurred by such Agent; provided, however, the Company shall be required to indemnify an Agent in connection with a Proceeding initiated by such Agent only if the Proceeding was authorized by the Board of Directors of the Company. The Company's Amended and Restated Bylaws further provide that the Company shall pay the expenses incurred in defending any Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by an officer or director in advance of the final disposition of a Proceeding is made only upon the Company's receipt of an undertaking by the director or officer to repay all amounts advanced if it is ultimately determined that such officer or director is not entitled to be indemnified.

    The Company maintains directors' and officers' liability insurance, including a reimbursement policy in favor of the Company. Additionally, the Company has entered into separate indemnifications agreements with certain of its directors and officers which provide, on a contractual basis, for generally the same rights to indemnification as set forth in the Company's Amended and Restated Bylaws.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS.

2.1 -- Stock Purchase Agreement as of August 16, 2000 between the
       Registrant, Michael Pruitt, and Darek Childress.
       (Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on September 22, 2000.)

2.2 -- Stock Purchase Agreement dated as of August 11, 2000 between the Registrant and Caliente Consulting. (Incorporated herein reference to Exhibit 2.1 to the Registrant's Current
       Report on Form 8-K filed on September 22, 2000.)

2.3 -- Share Exchange Purchase Agreement dated as of November 8,
       2000 between the Registrant and Avenel Ventures, Inc.
       (Incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)

2.4 -- Stock Purchase Agreement between the Registrant and the majority of the stockholders of LST, Inc. (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on April 18, 2001.)

2.5 -- Stock Purchase Agreement dated as of March 16, 2001 between the Registrant and Glenn Barrett, Jr. (Incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K filed on April 18, 2001.)

2.6 -- Stock Purchase Agreement dated as of March 31, 2001 between the Registrant and Brandon Holdings, Inc. (Incorporated by reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-K filed on April 18, 2001.)

2.7 -- Agreement and Plan of Merger dated as of June 5, 2001 between the Registrant, Logisoft Acquisition Corporation and the individuals listed on Exhibit A thereto (the "Logisoft Merger Agreement"). (Incorporated reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on June 13, 2001.)

2.8 -- Joinder to the Logisoft Merger Agreement executed by Logisoft Computer Products Corp. (Incorporated by reference to
       Exhibit 2.2 to the Registrant's Current Report on Form 8-K filed on June 13, 2001.)

2.9 -- Asset Purchase Agreement dated as of June 20, 2001, by and among Greater Atlanta Alarm Services, Inc., the Registrant, Glenda Watson and David Watson. (Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on August 14, 20001.)


4.1 -- Registration Rights Agreement dated January 23, 2001 by and among the Registrant, Four Corners Capital, LLC and DC Investment Partners Exchange Fund, Ltd. (Incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)


4.2 -- Registration Rights Agreement dated January 23, 2001 between the Registrant and Acqua Wellington Value Fund, Ltd.
      (Incorporated by reference to Exhibit 4.2 to the Registrant's
       Quarterly Report on Form 10-QSB for the quarter ended
       December 31, 2000 filed on February 14, 2001.)


4.3 -- Option Agreement dated January 23, 2001 between the
       Registrant and Four Corners Capital, LLC. (Incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly
       Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)

4.4 -- Warrant dated January 23, 2001 between the Registrant and Four Corners Capital, LLC. (Incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)


4.5 -- Warrant dated January 23, 2001 between the Registrant and DC Investment Partners Exchange Fund Ltd. (Incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)


4.6 -- Warrant dated January 3, 2000 between the Registrant and
       Lazard Freres & Co., LLC, which includes registration rights. (Incorporated by reference to the Registrant's
       Quarterly Report on Form 10-QSB for the quarter ended March
       31, 2000 filed on May 15, 2000 and amended on October 12,2000.)

4.7 -- Warrant dated June 16, 1999 between the Registrant and
       Galland, Kharasch, Greenberg, Fellman and Swirsky, P.C., which includes registration rights. (Previously filed.)

4.8 -- Warrant dated April 30, 1999 between the Registrant and Vance Executive Protection, Inc., which includes registration rights. (Previously filed.)

4.9 -- Registration Rights Agreement between the Registrant and each of the stockholders of LST, Inc. (Incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on April 18, 2001.)

4.10 -- Letter Agreement dated May 3, 2001 among Lifestyle
        Technologies, Inc., the Registrant and David Deutsch, which includes registration rights.

4.11 -- Warrant dated March 16, 2001 between the Registrant and Noble International Investments, Inc.

4.12 -- Registration Rights Agreement dated June 26, 2000 between the Registrant and Worldspan, L.P. (Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2000 filed on September 28, 2000.)

4.13 -- Warrant dated January 23, 2001 between the Registrant and Acqua Wellington Value Fund, Ltd. (Incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)

4.14 -- Warrant dated July 2, 1999 between the Registrant and Bert Lance Grantor Trust.

5.1 -- Legal Opinion with respect to due issuance and Consent of G. David Gordon, Esq.

23.1 -- Consent of G. David Gordon, Esq. (included in Exhibit 5.1).


23.2 -- Consent of Ernst & Young LLP.

99.1 -- General Release and Settlement dated January 23, 2001 by and among the Registrant, Four Corners Capital, LLC and DC Investment Partners Exchange Fund Ltd. (Incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)

99.2 -- General Release and Settlement Agreement dated as of January 23, 2001 between the Registrant and Acqua Wellington Value Fund, Ltd. (Incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

         (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

       Provided, however, that (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Charlotte, North Carolina, on this 25 day of February, 2002.

                             ERESOURCE CAPITAL GROUP, INC.
                             a Delaware corporation

                             By:      /s/  Michael D. Pruitt
                             ---------------------------------------
                                      Michael D. Pruitt
                                      Chief Executive Officer and President

    Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated:

                                  SIGNATURE                          TITLE                          DATE
                                  ---------                          -----                          ----


                       /s/  Michael D. Pruitt           Chairman  of  the  Board, Chief   February 25, 2002
                       -----------------------------
                       Michael D. Pruitt                Executive Officer,
                                                        President and Director

                       /s/  Melinda Morris Zanoni       Executive Vice President and      February 25, 2002
                       -----------------------------
                       Melinda Morris Zanoni            Director


                       /s/  Eric A. Black               Director                          February 25, 2002
                       -----------------------------
                       Eric A. Black


                       /s/  Sylvia A.de Leon            Director                          February 25, 2002
                       -------------------------------
                       Sylvia A. de Leon


                       /s/  Paul B. Johnson             Director                          February 25, 2002
                       -----------------------------
                       Paul B. Johnson


                       /s/ James A. Verbrugge           Director                          February 25, 2002
                       -----------------------------
                       Dr. James A. Verbrugge


                       /s  William L. Wortman           Vice President, Treasurer and     February 25, 2002
                       -----------------------------
                       William L. Wortman               Chief Financial Officer



                                INDEX TO EXHIBITS
   EXHIBIT
   NUMBER                                           EXHIBIT

2.1 -- Stock Purchase Agreement as of August 16, 2000 between the
       Registrant, Michael Pruitt, and Darek Childress.
       (Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on September 22, 2000.)

2.2 -- Stock Purchase Agreement dated as of August 11, 2000 between the Registrant and Caliente Consulting. (Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current
       Report on Form 8-K filed on September 22, 2000.)

2.3 -- Share Exchange Purchase Agreement dated as of November 8,
       2000 between the Registrant and Avenel Ventures, Inc.
       (Incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)

2.4 -- Stock Purchase Agreement between the Registrant and the majority of the stockholders of LST, Inc. (Incorporated by reference to the Registrant's Current Report on Form 8-K filed on April 18, 2001.)

2.5 -- Stock Purchase Agreement dated as of March 16, 2001 between the Registrant and Glenn Barrett, Jr. (Incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K filed on April 18, 2001.)

2.6 -- Stock Purchase Agreement dated as of March 31, 2001 between the Registrant and Brandon Holdings, Inc. (Incorporated by reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-K filed on April 18, 2001.)

2.7 -- Agreement and Plan of Merger dated as of June 5, 2001 between the Registrant, Logisoft Acquisition Corporation and the individuals listed on Exhibit A thereto (the "Logisoft Merger Agreement"). (Incorporated reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on June 13, 2001.)

2.8 -- Joinder to the Logisoft Merger Agreement executed by Logisoft Computer Products Corp. (Incorporated by reference to
       Exhibit 2.2 to the Registrant's Current Report on Form 8-K filed on June 13, 2001.)

2.9 -- Asset Purchase Agreement dated as of June 20, 2001, by and among Greater Atlanta Alarm Services, Inc., the Registrant, Glenda Watson and David Watson. (Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on August 14, 20001.)

4.1 -- Registration Rights Agreement dated January 23, 2001 by and among the Registrant, Four Corners Capital, LLC and DC Investment Partners Exchange Fund, Ltd.. (Incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)

4.2 -- Registration Rights Agreement dated January 23, 2001 between the Registrant and Acqua Wellington Value Fund, Ltd.
       (Incorporated by reference to Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended
       December 31, 2000 filed on February 14, 2001.)

4.3 -- Option Agreement dated January 23, 2001 between the
       Registrant and Four Corners Capital, LLC. (Incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly
       Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 200.)

4.4 -- Warrant dated January 23, 2001 between the Registrant and Four Corners Capital, LLC. (Incorporated by reference to
       Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)


4.5 -- Warrant dated January 23, 2001 between the Registrant and DC Investment Partners Exchange Fund Ltd. (Incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report for the quarter ended December 31, 2000 filed on February 14, 2001.)


4.6 -- Warrant dated January 3, 2000 between the Registrant and Lazard Freres & Co., LLC, which includes registration rights. (Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000 filed on May 15, 2000 and amended on October 12, 2000.)


4.7 -- Warrant dated June 16, 1999 between the Registrant and
       Galland, Kharasch, Greenberg, Fellman and Swirsky, P.C., which includes registration rights. (Previously filed.)


4.8 -- Warrant dated April 30, 1999 between the Registrant and Vance Executive Protection, Inc., which includes registration rights. (Previously filed.)

4.9 -- Registration Rights Agreement between the Registrant and each of the stockholders of LST, Inc. (Incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on April 18, 2001.)

4.10 -- Letter Agreement dated May 3, 2001 among Lifestyle
        Technologies, Inc., the Registrant and David Deutsch, which includes registration rights.

4.11 -- Warrant dated March 16, 2001 between the Registrant and Noble International Investments, Inc.

4.12 -- Registration Rights Agreement dated June 26, 2000 between the Registrant and Worldspan, L.P. (Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2000 filed on September 28, 2000.)

4.13 -- Warrant dated January 23, 2001 between the Registrant and Acqua Wellington Value Fund, Ltd. (Incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)

4.14 -- Warrant dated July 2, 1999 between the Registrant and Bert Lance Grantor Trust.

5.1 -- Legal Opinion with respect to due issuance and Consent of law
       G. David Gordon, Esq.

23.1 -- Consent of G. David Gordon, Esq. (included in Exhibit 5.1 filed herewith).

23.2 -- Consent of Ernst & Young LLP.

99.1 -- General Release and Settlement dated January 23, 2001 by and among the Registrant, Four Corners Capital, LLC and DC Investment Partners Exchange Fund Ltd.. (Incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)


99.2 -- General Release and Settlement Agreement dated as of January 23, 2001 between the Registrant and Acqua Wellington Value Fund, Ltd.. (Incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001.)




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